EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
We have issued our reports dated March 21, 2005 (and dated January 27, 2006 as to the restatement for state taxes as described in Note 3), accompanying the consolidated financial statements included in the Annual Report on Form 10-K of Flagstar Bancorp, Inc. and subsidiaries for the year ended December 31, 2005. We hereby consent to the incorporation by reference of the aforementioned reports in the Registration Statement on Form S-8 pertaining to the Flagstar Bancorp, Inc. 2006 Equity Incentive Plan.

/s/ GRANT THORNTON LLP

Southfield, Michigan
May 26, 2006